FARMOUT AGREEMENT
East Corning Property
Tehama County, California

This agreement is made effective the 15th day of April 2002 between Olympic Resources (Arizona) Ltd. (hereinafter referred to as "Olympic") and __Fairchild International Corporation (the farmee).

Whereas, Olympic represents, but does not warrant that it holds those interests in and to certain lands and leases all as more particularly set forth in Exhibit "A" hereto.

Whereas, the farmee has the right to earn from Olympic an assignment, pursuant to Clause 3 below, of a portion of Olympic's interest in said leases. Olympic is willing to grant such right and/or option as provided herein.

Now, therefore, for and in consideration of the mutual promises and covenants contained herein, to be kept and performed by the parties hereto, and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereto do hereby agree as follows:

1. DEFINITIONS

"AMI" means those lands within Article XVI.A of the Operating Agreement;

"Balance of the Farmout Lands" means those Farmout Lands which are not earned by the farmee pursuant to Clause 4(a) of this Agreement;

"Drilling Unit" means that amount of oil and gas leased land encompassed within the Farmout Lands which should be transferred to the farmee as part of its interest in the Test Well or Test Wells in order to provide the farmee with a marketable interest in and to the Test Well or Wells or such larger area as may be transferred to each non-operating participant as provided for under the Operating Agreement.

"Encumbrances" means those royalties described as "Encumbrances" in Exhibit "A" and such other encumbrances as may be determined and accepted by the Non Operating participants under the Operating Agreement;

"Farmout Lands" means those oil and gas leased lands including the zones and formations within, upon or under the lands set forth in Exhibit "A"

"Lands and/or Leased Lands" means the land legally described in the Operating Agreement including such other lands or leased lands as may be included by virtue of the operation of the AMI.

"Operating Agreement" means the 1982 Form 610 AAPL Joint Operating Agreement, including the 1984 COPAS Accounting Procedure, a copy of which is attached hereto as Exhibit "A" (conflict prior);

"Operator" means Lario Oil and Gas Company.

"Test Wells" means the test wells described in clause 2;

"Test Well #1-7" means the Test Well located at and described as Test Well #1-7 (Section 7-T23N-R2W);

"Title Documents" means the documents of title set forth in Exhibit "A";

2. TEST WELLS

(a) On or before May 31st, 2002, on behalf of itself and the farmee, Olympic shall participate in the drilling of the following two Test Wells on the terms set out in the Operating Agreement::

Test Well	Objective Depth
Strange Brew #1-31 (Section 31 - T24N - R2W)	5,300 feet
Layla #1-7 (Section 7 - T23N - R2W)	3,000 feet

Subsequent to the drilling of the Test Wells as stated above but no later than December 31, 2003 Olympic shall on behalf of itself and the farmee participate in the drilling of the Test Wells set forth below on the terms set out in the Operating Agreement: objective depths:

Test Well	Objective Depth
Great Ulysses #1-36 (Section 36 - T24N - R3W )	5,300 feet
Spoonful #1-1 (Section 1 - T23N - R3W)	3,000 feet
Layla #1-1 (Section 1 - T23N -R3W)	3,000 feet
Strange Brew #1-30 (Section 30-T24N-R2W)	5,600 feet

(b) The parties acknowledge that the order, location and objective depth of the Test Wells described above may change from time to time and that it is the intention of the parties that the farmee has the option to participate in the first 6 wells drilled after the date hereof on the Farmout Lands and to thereby earn an interest in such wells and all of the Farmout Lands in accordance with the terms of this Agreement. Notwithstanding the foregoing, if there is any change in the location or objective depth of any Test Well (and for purposes of this clause if a well not contemplated by the above 6 well program is proposed to be drilled on the Farmout Lands before all of the above 6 Test Wells have been proposed or drilled, the proposal of that well shall constitute a change in the location and/or objective depth of the next Test Well to be drilled pursuant to this Agreement), such that the farmee's estimated costs for that Test Well up to but not including casing exceed $80,000.00 (Cdn), the farmee shall have the right to elect not to participate in that Test Well but shall nonetheless retain the right to participate in any subsequent Test Well and to earn an interest in the Balance of the Farmout Lands in accordance with the terms of this Agreement. Nothing herein shall require the farmee to participate in more than 6 wells to earn an interest in the Balance of the Farmout Lands.

(c) If the drilling of any Test Well becomes impractical, Olympic shall immediately provide notice to the farmee and shall as soon as reasonably possible propose a substitute well. All rights and obligations under this Agreement shall apply to the substitute well.

3. COSTS

(a) Subject to Clause 3(f), the farmee shall have the option but not the obligation to pay 5% of all costs and expenses incurred for the joint account under the Operating Agreement respecting the drilling of each Test Well to Objective Depth. Olympic shall provide notice to the farmee of the drilling of each Test Well together with the Authority for Expenditure therefor required pursuant to Clause 3(e) at least 15 days prior to the anticipated spud date of the Test Well, and the farmee shall have 7 days from receipt of such notice to elect by notice in writing to Olympic to participate in that Test Well. Failure to respond within such 7-day period shall be deemed an election by the farmee not to participate. Subject to Clause 2(b), if the farmee elects or is deemed to elect not to participate in a Test Well, the farmee shall have no further right to earn an interest in that Test Well or any Test Well proposed thereafter. Such election shall not in any way adversely affect any interests which the farmee may have earned in the Farmout Lands prior to such election.

(b) Once a Test Well has been drilled to Objective Depth the farmee shall have the right to elect, upon receiving all information available in respect of the Test Well, to participate in the setting of production casing for and completion of the Test Well as described in the Authority for Expenditure contemplated in Clause 3(e). If the farmee elects not to participate in the proposed casing and completion of a Test Well and such operation is carried out, the farmee shall be subject to those penalties applicable pursuant to the Operating Agreement. If the farmee elects not to participate and as a result thereof there is a production penalty or forfeiture of lands pursuant to the Operating Agreement, the farmee shall nonetheless be considered to have participated fully in that Test Well for purposes of determining whether the farmee has earned an interest in that Test Well, has the right to participate in subsequent Test Wells and is entitled to earn the Balance of the Farmout Lands subject to such restrictions as may be imposed on the Farmor under the Operating Agreement arising out of the farmee's election to withdraw.

(c) Subject to Clause 3(f), if the farmee elects to participate in the completion of a Test Well, the farmee shall, notwithstanding that it owns only a 3.75% undivided interest in that Test Well, pay 5% of all completion costs and expenses which shall include the costs of the wellhead and other required surface production equipment, and all pipelines and meters required to produce and transport the gas production to a gas sales line or other point where the production can be marketed and sold.

(d) If all parties with an interest in the Test Well elect to abandon the Test Well, the farmee shall (only if it has participated in the drilling of the Test Well) pay 5% of all costs associated with the plugging and abandoning of it notwithstanding that it owns only a 3.75% undivided interest in that Test Well.

(e) An Authorization for Expenditure for each Test Well shall be forwarded to the farmee prior to commencement of drilling operations in respect of it. This Authorization for Expenditure shall represent the Operator's and Olympic's good faith estimate of the costs of the Test Well, and Olympic shall have the right from time to time to demand and receive from the farmee no earlier than 30 days prior to the expected spud date of each Test Well in which the farmee elects to participate payment in advance of the farmee's respective share of the Authorization of Expenditure for the Test Well as to all amounts up to but not including casing of the Test Well. The farmee shall pay the full amount of the payment so invoiced prior to commencement of drilling operations for that Test Well. Olympic shall only use such monies for the Test Well in question, and shall immediately return such monies to the farmee if the Test Well is not drilled or if the monies delivered are in excess of what is required for farmee's proportionate share of the aforesaid Test Well drilling expenses. If the farmee fails to pay for such costs and expenses as provided for herein then Olympic's sole remedy shall be to terminate this Agreement by written notice to the farmee, provided that such termination shall not in any way adversely affect any interests in the Farmout Lands which the farmee may have earned in the Farmout Lands prior to the termination.

(g) The parties acknowledge with respect to Test Well #1-7 that Olympic's interest therein is reduced (as set forth in Schedule "A") by virtue of a pooling arrangement. Accordingly, the farmee shall have the option to pay 2.7% of the drilling costs for that Test Well to earn a 2.025% undivided interest in that Test Well and associated Drilling Unit, and to thereafter pay 2.7% of the completion costs as provided for in Clause 3(c). The farmee shall have the right but not the obligation to participate in Test Well #1-7 as to an interest greater than set forth above if offered by Olympic. Except for the amended percentages respecting costs and earning for Test Well #1-7 as set forth in this Clause 3(g), the provisions of this Agreement shall apply to said Test Well mutatis mutandis.

(h) Upon the farmee earning an interest in a Test Well and Drilling or the Balance of the Farmout Lands, as the case may be, the farmee shall earn a 3.75% undivided interest in all seismic, geological, geophysical and similar information and data relating to the Test Well and associated Drilling Unit or the Balance of the Farmout Lands, as the case may be. In this regard the farmee shall be required to pay to Olympic a fee of $15,000.00 (US) for each Test Well in which it elects to participate, such payment to be made concurrently with the first cash advance being made by the farmee to participate in the drilling of a proposed well. Such fees shall represent payment to Olympic for a 3.75% undivided interest in all the aforesaid information and data relating to the Test Well and the associated Drilling Unit in question, and upon the farmee earning an interest in the Balance of the Farmout Lands, payment for a 3.75% undivided interest in all such information and data relating to the Balance of the Farmout Lands. Olympic shall take all steps as the farmee may reasonably request to transfer legal title to such data and information to the farmee. Notwithstanding the foregoing, the farmee shall in accordance with this Clause 3(h) be entitled to a 2.025% interest in the data and information relating to Test Well #1-7 with the corresponding fee payable being $8,100.00 (US).

4. EARNING ASSIGNMENT

(a) Upon the farmee paying to Olympic its share of the costs of drilling if applicable completing a Test Well as provided for in Clause 3 hereof, the farmee shall earn and Olympic shall be deemed to have immediately assigned to the farmee a 3.75% undivided interest in the Test Well and the associated Drilling Unit for that Test Well (or in the case of Test Well #1-7 and the associated Drilling Unit a 2.025% undivided interest), free and clear of all royalties, claims, penalties or other encumbrances except the Encumbrances.

(b) Upon the farmee paying for the drilling costs and if applicable completing all or any portion of 6 Test Wells in accordance with this Agreement, the farmee shall earn a 3.75% working interest in the Balance of the Farmout Lands free and clear of all royalties, claims, penalties or other encumbrances except the Encumbrances, provided that if by December 31, 2003 less than 6 Test Wells have been drilled the farmee shall earn subject to any limitations established under the Operating Agreement an interest in the Balance of the Farmout Lands by virtue of having paid for its share of drilling costs (up to but not including casing) for the Test Wells actually drilled prior to December 31, 2003, notwithstanding that the farmee has not paid for such drilling costs for 6 Test Wells.

(c) Immediately upon the farmee earning an interest in a Test Well and the associated Drilling Unit, or in the Balance of the Farmout Lands, as the case may be, Olympic shall do all things as may be reasonably requested by the farmee to transfer to the farmee legal title to the 3.75% working interest earned by the farmee (or in the case of Test Well #1-7 the interest earned therein by the farmee), including formal recognition of the farmee's interest in the Title Documents and the Operating Agreement as provided for under the Operating Agreement, and prior to such transfer shall hold farmee's legal interest in trust for it. In connection therewith, Olympic shall in a timely fashion provide copies of all notices (including all notices of proposed operations and default notices) issued in respect of those Farmout Lands and Test Wells that the farmee earns an interest in, and shall in a timely fashion deliver all such notices (including notices of proposed operations, responses thereto and default notices) that the farmee provides to Olympic in respect thereof. In addition, Olympic shall immediately after receipt provide to the farmee its share of the revenue from the Farmout Lands which Olympic may receive on behalf of the farmee.

(d) Except for those costs set forth in Clause 3 above in respect of which the farmee is required to pay a 5% share (or a 2.7% share as regards Test Well #1-7), the farmee shall only be obligated to pay its 3.75% share (or a 4.05% share regards Test Well #1-7) of all other costs relating to the interests earned by the farmee in the Farmout Lands, Test Wells and associated Drilling Units.

5. WELL GEOLOGIC AND GEOPHYSICAL DATA

Olympic will provide the farmee with access to all seismic, geological, geophysical and other data relevant to each of the Test Wells made available to it by the Operator as soon as reasonably possible, and shall provide the farmee at all times with drilling reports, including logs pertaining to the Test Wells as received from the Operator. The farmee will have full access to the Test Well and all information relating thereto during drilling and/or completion of it.

6. OPERATING AGREEMENT

All operations on the Farmout Lands will be conducted in accordance with the terms and provisions of the Operating Agreement. Said Operating Agreement designates Lario Oil & Gas Company as Operator. This agreement is subject to the express provisions of the Operating Agreement and in the event of any conflicts between the provisions herein contained and the provisions of the Operating Agreement, the provisions of the Operating Agreement shall prevail.

8. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

Olympic shall ensure all operations carried out on the Farmout Lands are conducted in accordance with the Operating Agreement and generally accepted industry practices, and shall ensure no liens are registered against any of the Farmout Lands in connection with the operations. Olympic shall ensure the timely payment of all amounts required to keep the Title Documents in good standing.

9. REPRESENTATIONS AND WARRANTIES

While Olympic does not represent or warrant title to the Farmout Lands, it does represent and warrant that:

(a) except for the Encumbrances, the Farmout Lands and the Title Documents are not subject to any royalties, net profits interests, claims or encumbrances created by, through or under Olympic or it affiliates, or of which Olympic or its affiliates have knowledge;

(b) neither Olympic or its affiliates have received any notice of default or other claim which adversely affects the Farmout Lands, the Title Documents or Olympic's interests therein; and

(c) it has received consents to the dispositions provided for herein from all parties to the Operating Agreement.

10. AREA OF MUTUAL INTEREST

If at any time Olympic or any of its affiliates acquires in the aggregate at least a 15% undivided interest in lands or other property located within the AMI between April 1, 2002 and April 1, 2007, Olympic shall and/or shall cause its affiliates to, within 10 days of each such acquisition, offer the farmee the right to acquire a 3.75% undivided interest in such lands or property upon the same terms and conditions which Olympic and/or its affiliates acquired such interests. To the extent possible Olympic shall consult with and involve the farmee in the acquisition before it is completed. All lands owned jointly by the parties pursuant to this clause and not subject to an existing joint operating agreement shall be governed by the Operating Agreement. If any lands are subject to an existing joint operating agreement, Olympic shall do all things necessary to have the farmee's interest therein recognized.

11. INSURANCE

Olympic shall ensure that at all times the insurance provided for in the Operating Agreement is maintained for the benefit of itself and the farmee, and that the farmee is listed as a named insured.

12. GOOD STANDING UNDER OPERATING AGREEMENT

Olympic shall at all times ensure that it is not in default under the Operating Agreement, that it participates fully on behalf of itself and the farmee in the drilling and completion of each Test Well in a timely fashion, and that it pays all costs and expenses associated therewith in strict compliance with the Operating Agreement. If at any time Olympic fails to comply with the foregoing such that the farmee is unable to earn the interest in any or all of the Test Wells or any or all of the Earning Blocks as provided for herein, then it shall immediately provide notice thereof to the farmee and, in addition:

(a) Olympic shall return all monies which were forwarded to it by the farmee pursuant to clause 3 hereof unless such monies have been forwarded to and expended by the Operator under the Operating Agreement; and

(b) Olympic shall be liable for and indemnify the farmee against all costs, damages and expenses suffered by the farmee which results from Olympic's breach of this clause 12 including without limitation all losses, costs or damages suffered by the farmee resulting from any forfeitures of interests or suspensions of rights to which Olympic is subject under the Operating Agreement.

13. SUCCESSORS IN INTEREST

This Agreement and its terms shall not be assigned and/or sold without the prior written consent of the parties hereto, such consent shall not be unreasonably withheld.

14. CONFLICT

This Agreement shall supersede any prior correspondence or oral communication between the parties regarding terms of this Farmout Agreement. This Agreement may only be amended in writing.

15. FORCE MAJEURE

If either party is rendered, wholly or in part, unable by force majeure to carry out its obligations under this Agreement, other than the obligation to make money payments, it shall give the other party prompt written notice of the force majeure with reasonably full particulars concerning it. Thereupon, so far as the party and its obligations are affected by the force majeure, such obligations shall be suspended during the continuance of the force majeure and for such time thereafter as is reasonably required to resume performance of the obligation following removal of the force majeure situation. The term "force majeure" as herein employed, shall mean an act of god, strike, lockout or other industrial disturbance, act of public enemy, war, blockade, public riot, lightning, fire, storm, flood, explosion, unusual government action, unusual governmental delay, restraint or inaction, unavailability of equipment or any other cause, whether of the kind specifically enumerated above or otherwise, which is not reasonably within the control of that party and which is not caused by its negligence.

16. TAX PARTNERSHIP

It is not intended by the Agreement to create, nor shall this Agreement be construed as creating any relationship between the parties hereto of employer and employees, or any partnership, or association or corporation between the parties hereto. The liabilities of the parties hereto shall be as set forth in this Agreement and Olympic and the farmee shall be responsible only for their share of the costs, expenses, debts or obligations incurred hereunder as herein provided. The parties hereto agree as between themselves to elect to be excluded from the application of Subchapter K of Chapter I of Subtitle A of the United States Internal Revenue Code of 1954, as amended, and similar provisions of the statutes of any state.

17. NOTICE

Except as otherwise specifically provided herein, any notice or other communication required hereunder shall be considered as having been given if delivered personally, or if mailed postage prepaid or telephone addressed to the following addresses respectively:

OLYMPIC RESOURCES (ARIZONA) LTD.	FAIRCHILD INTERNATIONAL CORPORATION
525-999 West Hastings St. Vancouver, BC V6C 2W2 604-689-1810 604-689-1817 fax ATTN: Mr. Daryl Pollock	600-595 Hornby St. Vancouver, BC V6C 1A4 604-646-5614 604-688-1817 ATTN: Rob Grace

18. NON-DISCLOSURE

All information regarding a Test Well shall be held confidential for a period of one (1) year from the drilling of the Test Well. Neither party shall disclose any such confidential information to third parties without prior consent of the other party unless such disclosure is required by applicable law, rule, order or regulation or by any stock exchange on which that party is or desires to be listed.

IN WITNESS WHEROF, the parties have executed or have caused this instrument to be executed by their duly authorized officers and/or representatives.

OLYMPIC RESOURCES (ARIZONA) LTD. By: /s/ Darly Pollock ________________________________ Daryl Pollock President	FAIRCHILD INTERNATIONAL CORPORATION By: /s/ Rob Grace __________________________________ Rob Grace President